As filed with the Securities and Exchange Commission on May 9, 1997
                                                    Registration No. 333-______

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                        --------------------------------

                                  AVITAR, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                      06-1174053
 (State or other jurisdiction of        (I.R.S. Employer Identification Number)
incorporation or organization)

                         ------------------------------
                                 65 Dan Street
                          Canton, Massachusetts 02021
                                 (617) 575-9790
                     (Address of Principal Executive Office)

                      Avitar Stock Based Compensation Plan
                   ---------------------------------------------
                            (Full Title of the Plan)

                                PETER P. PHILDIUS
                                  65 Dan Street
                            Canton, Massachusets 02021
                     (Name and Address of Agent for Service)

                        Copies to: EUGENE M. CRONIN, ESQ.
                          DOLGENOS NEWMAN & CRONIN LLP
                            NEW YORK, NEW YORK 10012
                                 (212) 925-2800

                         CALCULATION OF REGISTRATION FEE



- ------------------------------------------------------------------------------
                                          Proposed      Proposed
                                          Maximum       Maximum
Title of Each Class       Amount to Be    Offering      Aggregate    Amount of
of Securities to be        Registered     Price Per     Offering    Registration
   Registered                              Share (1)    Price          Fee

Common Stock,$0.01 par     1,400,000       $ 0.50       $700,000      $212.12
value
- ------------------------------------------------------------------------------
     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

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                                     PART I

                    INFORMATION REQUIRED IN THE SECTION 10(a)
                                   PROSPECTUS



Documents containing information specified in Part I of Form S-8 will be sent or given to eligible employees and consultants as required by Rule 428(b)(1). Such documents and documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended. All such documents will be dated and maintained in a "prospectus file" as required by Rule 428(a) and will contain the following legend in a conspicuous place as directed by Rule 428(b)(1):


      This document (or specifically designated portions of this document) constitutes (constitute) part of a prospectus covering securities that have been registered under the Securities Act of 1933.


























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                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3: INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Avitar, Inc. (the "Registrant") with the Commission are incorporated in and made a part of this Registration Statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference: (1) the Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996; (2) the Registrant's Current Reports on Form 8-K dated February 4, 1997, March 12, 1997, March 20, 1997, April 1, 1997 and April 23, 1997; (3) the
Registrant's Quarterly Reports on Form 10-QSB for the quarter ended December 31, 1996; and (4) from the date of filing of such documents, all documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

ITEM 4: DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5: INTEREST OF NAMED EXPERTS AND COUNSEL

The Company's counsel, Dolgenos Newman & Cronin LLP ("DNC") shall receive approximately 200,000 shares of the Company's Common Stock pursuant to the Plan in satisfaction of certain obligations of the Company owing to DNC for legal services rendered not in connection with the offer or sale of securities in a capital-raising transaction. In addition, approximately 100,000 additional shares are being registered hereunder for satisfaction of legal services to be rendered by DNC.

ITEM 6:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section Seven of the Registrant's Certificate of Incorporation, as amended, provides that the Registrant shall indemnify its officers, directors, employees and agents to the fullest extent permitted by Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL, the relevant indemnification provision of the DGCL, provides as follows:

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses

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(including  attorneys'  fees),  judgments,  fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections

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(a) and (b) of this section.  Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or, (2) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or
(3) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect

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to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

In accordance with Section 102(b)(7) of the DGCL, Section Seven of the Certificate of Incorporation, as amended, of the Registrant eliminates the personal liability of the Registrant's directors to the Registrant, or its stockholders for monetary damages for breach of their fiduciary duties as a director, except for liability (I) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 7:           EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8:           EXHIBITS


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Exhibit No.

5.1      Opinion of Dolgenos Newman & Cronin LLP re legality

23.1     Consent of BDO Seidman, LLP

23.2     Consent of Dolgenos Newman & Cronin LLP


ITEM 9:  UNDERTAKINGS

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration
Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be

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deemed to be a new  registration  statement  relating to the securities  offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to stockholders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

(6) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wallingford, State of Connecticut, on this 5th day of May 1997.


AVITAR, INC.


By:/s/ Peter P. Phildius
Name:  Peter P. Phildius
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                                  Date

/S/ PETER P. PHILDIUS      Chairman of the Board               May 5, 1997
- ---------------------      and Chief Executive
Peter P. Phildius          Officer (Principal
                           Executive Officer)


/S/ DOUGLAS W. SCOTT       President and Chief                 May 5, 1997
- --------------------       Operating Officer;
Douglas W. Scott           Director


/S/ GEORGE WITT, PH.D.     Director                            May 5, 1997
- ---------------------
George Witt, Ph.D.


/S/ JAMES GROTH            Director                            May 5, 1997
- --------------------
James Groth


/S/ JAY LEATHERMAN         Controller, Secretary,              May 5, 1997
- ------------------         and Chief Financial and
Jay Leatherman             Accounting Officer,
                           (Principal Accounting
                           and Financial Officer)



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                                  EXHIBIT INDEX

Exhibit No.


5.1      Opinion of Dolgenos Newman & Cronin LLP re legality


23.1     Consent of BDO Seidman, LLP


23.2 Consent of Dolgenos Newman & Cronin LLP (contained in the opinion filed as Exhibit 5.1)




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